CONSENT IN LIEU OF SHAREHOLDERS' MEETING
(MAJORITY SHAREHOLDERS)
E.R.C. ENERGY RECOVERY CORPORATION

Pursuant to Article I Section 9 of the bylaws and 8 Del code § 228(a), we, the holders of the number of shares of Common Stock of E.R.C. ENERGY RECOVERY CORPORATION set forth after our signatures below, and as the holders of a majority of the outstanding shares of the voting stock entitled to vote at a meeting of shareholders, do hereby consent and approve of the name change and capital change, as resolved by the Board of Directors in a Written Consent to Action Without Meeting of E.R.C. Energy Recovery Corporation dated May 6, 2014. The text of the Board's Resolution states:

RESOLVED, that the Company authorize and enact the following two corporate actions:

1.) A change in the Company's name to: GO EZ CORPORATION (the "Name Change"), and

2.) A change in the capital stock of the Company to be as follows (the "Capital Change"):

The authorized capital stock of the Company shall be:

- One Common Stock Class with 800,000,000 shares authorized, at a par value of $0.0001 per share; and
- One Preferred Stock Class with 100,000,000 shares authorized, at a par value of $0.0001 per share.

and be it further

RESOLVED, that the effective date and time of the Name Change and Capital Change be Monday, June 9, 2014 at 7:00 a.m. ET; and be it further

RESOLVED, that the Company's secretary send a conformed copy of this resolution to the Company's transfer agent; and be it further

RESOLVED, that the directors of this Company are empowered and directed, in the name of and on behalf of the Company, to execute and sign this Resolution; and the officers and directors of the Company are empowered and directed in the name and on behalf of the Company to execute and deliver all documents, to make all payments, and to perform and otherwise act as necessary to carry out the purposes and intent of this Resolution, and all such acts and doings of the officers of the Company consistent with the purpose of this Resolution are hereby authorized, approved, ratified and confirmed in all respects.

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SIGNATURE	DATE	NUMBER OF SHARES (%)
EVOTECH CAPITAL, S.A. By: Abraham Dominguez Cinta, Authorized Officer	May 6, 2014	1,000,000 (73.1% of all voting shares)

CORPORATE CERTIFICATE OF AUTHENTICATION

I, Abraham Dominguez Cinta, do confirm that the above Majority Shareholders Consent authorizing the name and capital changes to the Company's Certificate of Incorporation is a valid, legally-binding document and contains the authentic and true signature of the majority shareholder of the Company.

Abraham Dominguez Cinta, President

13-05-14
Date

Notarization:

I, an attorney-at-law admitted to the State Bar of New York and California, hereby certify that this document is signed by Abraham Dominguez Cinta before me on this date.